SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive proxy statement
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☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEGRATED DEVICE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 15, 2005

We will hold the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Thursday, September 15, 2005, at 9:30 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, for the following purposes:

1.	To elect three Class III directors for a term to expire at the 2008 Annual Meeting of Stockholders;

2.	To approve an amendment to the Company’s 1984 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 11,100,000 to 13,100,000;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 2, 2006; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Stockholders of record at the close of business on July 27, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure a proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

Santa Clara, California

July 29, 2005

By Order of the Board of Directors

/s/ Clyde R. Hosein
Clyde R. Hosein Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

2005 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

July 29, 2005

The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 15, 2005 at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock at the close of business on July 27, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 107,870,728 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about August 5, 2005. An Annual Report on Form 10-K with an Annual Report Wrap for the fiscal year ended April 3, 2005 is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record. The Annual Report Wrap is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors’ nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

The directors in Proposal No. 1 will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal Nos. 2 and 3 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before voted) will be voted at the Annual Meeting FOR: (1) the election of the director nominees listed in Proposal 1; (2) the amendment to the 1984 Employee Stock Purchase Plan in Proposal 2; and (3) the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal 3.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained a proxy solicitation firm, MacKenzie Partners, Inc., to aid it in the solicitation process. The Company will pay that firm a fee of $5,000, plus expenses. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

REVOCABILITY OF PROXIES

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting, or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2006. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138 and must be received no later than March 31, 2006. Your notice must include: (1) your name and address and the text of the proposal to be introduced; (2) the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and (3) a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws. Our Amended and Restated Bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

The Nominating Committee of the Board will consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our Amended and Restated Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2006 Annual Meeting must be a stockholder of record when they give us notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Amended and Restated Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2006 Annual Meeting, the notice must be delivered between June 17, 2006 and July 17, 2006. However, if our 2006 Annual Meeting is not within 30 days before or 60 days after September 15, 2006, the notice must be delivered no earlier than 90 days before the 2006 Annual Meeting and no later than 60 days before the 2006 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the Annual Meeting was made.

The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and (4) any other information required to be disclosed in a proxy statement. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice; (5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement.

The chair of the Annual Meeting will determine if the procedures in the Amended and Restated Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Amended and Restated Bylaws, the Nominating Committee of the Board will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OR NON-MANAGEMENT DIRECTORS

Stockholders who wish to communicate with our Board or with only non-management directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board. Stockholders should direct their communication to either the Board, or to the Chairman or Lead Independent Director of the Board. Communications will not be forwarded to the Chairman or Lead Independent Director of the Board unless the stockholder submitting the communication identifies themself by name and sets out the class and number of shares of stock owned by them, beneficially or of record.

CODE OF BUSINESS ETHICS

The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees and representatives. The Code of Business Ethics is available on our website at www.idt.com. If we make any substantive amendments to the Code of Business Ethics or grant any waiver from a provision of the Code of Business Ethics to any of our directors or officers, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors consists of seven members, divided into three classes with staggered terms. Three Class III directors are to be elected at the Annual Meeting, each of whom will serve a three-year term expiring at the 2008 Annual Meeting of Stockholders, or until a successor has been duly elected and qualified. The remaining directors will continue to serve for the terms as set forth in the table below.

Ken Kannappan, John Schofield and Ron Smith have been nominated by the Board of Directors to serve as the Class III directors. The nominees currently serve on the Board of Directors and have indicated a willingness to continue serving if elected.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws.

Directors/Nominee

The names of the nominees and the other directors of the Company, and certain information about them, as of July 27, 2005, are set forth below:

Name	Age	Position with Company	Director Since
Class I Directors—Term expiring at the 2006 Annual Meeting:

Gregory S. Lang	42	President and Chief Executive Officer	2003

Dave Roberson(1)(2)	50	Director	2004

Class II Directors—Term expiring at the 2007 Annual Meeting:

John C. Bolger(2)(4)	58	Director	1993

Vacancy

Class III Directors—Term expiring at the 2005 Annual Meeting:

Ken Kannappan(1)(3)	45	Chairman of the Board of Directors	2000

John Schofield(1)(3)(4)	56	Director	2001

Ron Smith(2)(3)(4)	55	Director	2004

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating Committee.
(4)	Member of the Governance Committee.

Mr. Lang joined the Company as President in October 2001. Mr. Lang became Chief Executive Officer and was appointed to the Board of Directors in January 2003. Prior to joining the Company, Mr. Lang held various management positions at Intel Corporation, most recently as Vice President and General Manager of the Platform Networking Group from September 1996 to October 2001.

Mr. Roberson has been a director of the Company since January, 2004. Mr. Roberson has served as the Chief Operating Officer of Hitachi Data Systems since 2000. Prior to becoming its Chief Operating Officer, Mr. Roberson held various positions with Hitachi Data Systems since 1981. Mr. Roberson also serves as a director for RagingWire Enterprise Solutions, Inc.

Mr. Bolger has been a director of the Company since 1993. For the past ten years, Mr. Bolger has been a private investor and is a retired Vice President of Finance and Administration of Cisco Systems, Inc. Mr. Bolger also serves as a director for Mission West Properties, Inc., Cogent Systems, Inc., Wind River Systems, Inc., and Micromuse, Inc.

Mr. Kannappan has been a director of the Company since December, 2000 and in 2004, was elected Chairman of the Board. Mr. Kannappan has served as President of Plantronics, Inc. since 1998, and was named its Chief Executive Officer in 1999. Prior to becoming its President, Mr. Kannappan held various positions with Plantronics since 1995. Mr. Kannappan also serves as a director for Plantronics and Mattson Technology, Inc.

Mr. Schofield has been a director of the Company since April, 2001. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (AFC) from 1999 up until the completion of the acquisition of AFC by Tellabs, Inc. on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a director for Advanced Fibre Communications and in October 2001, he was elected to the position of Chairman of the Board of Directors of Advanced Fibre Communications. In January 2005, Mr. Schofield retired from Tellabs and is now a private investor.

Mr. Smith has been a director of the Company since March, 2004. Mr. Smith recently retired from Intel Corporation, where he last served as Senior Vice President and General Manager of the Wireless Communications and Computing Group. Prior to this role, Mr. Smith held various senior executive positions during his 26-year tenure at Intel. Mr. Smith also serves as a director for Arcsoft, Inc. and RagingWire Enterprise Solutions, Inc.

Board Meetings and Committees

The Board of Directors of the Company held a total of seven (7) meetings and acted by unanimous written consent two (2) times during the fiscal year ended April 3, 2005. The Board of Directors has established a policy of meeting in private session, without the presence of management, at the conclusion of regularly scheduled board meetings. During fiscal 2005, the Board met in private session a total of four (4) times. The Board of Directors also has a Compensation Committee, an Audit Committee, a Nominating Committee and a Governance Committee.

During this past fiscal year, the Compensation Committee was initially composed of three independent, non-employee directors, Messrs. Faggin, Roberson and Schofield, as “independent” is defined in the rules of the listing standards of the National Association of Securities Dealers (“NASD”). Another independent, non-employee director, Mr. Kannappan, was appointed to the Compensation Committee to replace the retiring Mr. Faggin in September 2004. The Compensation Committee operates under a written charter adopted by the Board that is available on our website at www.idt.com. In consultation with management and the Board, the Compensation Committee designs, recommends to the Board for approval and evaluates the compensation plans, policies and programs of the Company. The Compensation Committee ensures that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the Chief Executive Officer and key personnel, and administers the Company’s stock option plans, including determining the number of shares underlying options to be granted to each employee and the terms of such options. Mr. Kannappan currently serves as the Chair of the Compensation Committee. The Compensation Committee met four (4) times and acted by written consent fourteen (14) times during fiscal 2005.

During this past fiscal year, the Audit Committee was initially composed of three independent, non-employee directors, Messrs. Bolger, Kannappan and Roberson, as “independent” is defined in the rules of the listing standards of NASD. Another independent, non-employee director, Mr. Smith, was appointed to replace Mr. Kannappan in September 2004. Mr. Bolger serves as the Chair of the Audit Committee and satisfies the “audit committee financial expert” designation in accordance with applicable Securities and Exchange Commission and NASD rules. The Audit Committee operates under a written charter adopted by the Board that is available on our website at www.idt.com. The Audit Committee engages the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting practices and its systems of internal controls. The Audit Committee meets privately with the Company’s independent accountants, who have direct access to the Audit Committee at any time. The Audit Committee held six (6) meetings and acted by written consent two (2) times during fiscal 2005.

During this past fiscal year, the Nominating Committee was initially composed of three independent, non-employee directors, Messrs. Faggin, Schofield and Smith, as “independent” is defined in the rules of the listing standards of the NASD. Another independent, non-employee director, Mr. Kannappan, was appointed to the Nominating Committee to replace the retiring Mr. Faggin in September 2004. Mr. Kannappan currently serves as the Chair of the Nominating Committee. The Nominating Committee operates under a written charter adopted by the Board that is available on our website at www.idt.com. The Nominating Committee identifies and recommends individuals qualified to serve on the Board. In evaluating candidates to determine if they are qualified to become Board members, the Nominating Committee looks for the following attributes, among others determined by the Nominating Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in our industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; academic expertise in an area of the Company’ operations; communication and interpersonal skills and practical and mature business judgment. Although the Nominating Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. The Nominating Committee was present and provided its recommendations during two (2) Board meetings, but did not hold a separate meeting of the Committee, during fiscal 2005.

During this past fiscal year, the Governance Committee was composed of three independent, non-employee directors, Messrs. Kannappan, Bolger and Schofield, as “independent” is defined in the rules of the listing standards of the NASD. Another independent, non-employee director, Mr. Smith, was appointed to replace Mr. Kannappan in September 2004. Mr. Schofield serves as the Chair of the Governance Committee. The Governance Committee operates under a written charter adopted by the Board that is available on our website at www.idt.com. The Governance Committee evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. The Governance Committee held one (1) meeting during fiscal 2005.

Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2005. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting, however the Company invites nominees for directors to attend the Annual Meeting. All nominees standing for election last year were in attendance at the 2004 Annual Meeting of Stockholders.

Director Compensation

During fiscal year 2005, members of the Board of Directors who are not also officers or employees of the Company were paid an annual retainer in the amount of $20,000 per fiscal year, $2,500 per quarterly board meeting attended and $1,000 per additional board meeting attended (excluding telephone meetings). Audit Committee members receive $1,000 per committee meeting attended (excluding telephone meetings) and the Chair of the Audit Committee receives an annual retainer of $2,500 per fiscal year. Other committee members receive $500 per committee meeting attended (excluding telephone meetings) if not conducted on the same day as a Board meeting.

Each non-employee director is initially granted an option to purchase 40,000 shares of the Company’s common stock on the date of such non-employee director’s first election or appointment to the Board. In addition, a non-employee director who chairs the Audit Committee of the Board of Directors is granted an option to purchase 4,000 shares of the Company’s common stock on the date of such non-employee director’s first election or appointment as Chair of the Audit Committee. Initial grants which have been granted in or prior to fiscal 1999 vest 25% per year commencing on the first anniversary date of the grant and expire ten (10) years after issuance. Initial option grants to non-employee directors after fiscal 1999 have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the shares each month thereafter.

Annually after receipt of the initial grant, each non-employee director is granted an option to purchase 10,000 shares of the Company’s common stock and an additional 1,000 shares of the Company’s common stock if the optionee is also Chair of the Audit Committee. A non-employee director who serves as Chairman of the Board is granted an additional annual option to purchase 5,000 shares of the Company’s common stock. All annual grants for non-employee directors are made each year on the date of the Company’s annual meeting of stockholders. Annual option grants in or prior to fiscal 1999 become fully exercisable four (4) years after the date of the grant and expire ten (10) years after the date of the Grant. Options granted after fiscal 1999 have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the remaining shares each month thereafter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINATED DIRECTORS

PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO THE

1984 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve an amendment to the Company’s 1984 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of common stock reserved for issuance thereunder from 11,100,000 shares to 13,100,000 shares (an increase of 2,000,000 shares). The Board of Directors of the Company approved the proposed amendment described above on July 26, 2005, to be effective upon stockholder approval.

Below is a summary of the principal provisions of the Purchase Plan assuming approval of the above amendment, which summary is qualified in its entirety by reference to the full text of the Purchase Plan. The Company will provide, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administrator, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, CA 95138; telephone number (408) 284-8200; facsimile number (408) 574-6740.

1984 Purchase Plan History

In May 1984, the Board of Directors of the Company adopted the Purchase Plan and, on July 31, 1984, it was approved by the stockholders of the Company. 600,000 shares of common stock were originally reserved for issuance under the Purchase Plan. From time to time, the Board of Directors and stockholders of the Company have approved increases in the number of shares reserved for issuance under the Purchase Plan. Most recently, on July 16, 2003, the Board of Directors amended and restated the Purchase Plan to increase the number of shares of common stock issuable thereunder by 2,000,000 shares to 11,100,000 shares, and on September 12, 2003, the stockholders of the Company approved the increase. A maximum of 1,552,635 shares were available for issuance as of the Record Date pursuant to the Purchase Plan (assuming approval of the proposed amendment, a maximum of 3,552,635 would be available for issuance as of the Record Date pursuant to the Purchase Plan).

Description of the Purchase Plan

General.    The Purchase Plan, which is intended to qualify under the provisions of section 423 of the Internal Revenue Code of 1986 (the “Code”), provides for the grant to employees of rights to purchase shares of the Company’s common stock at reduced prices through payroll deductions.

Administration.    The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors consisting of at least two members of the Board of Directors (the “Plan Administrator”). The Plan Administrator has final authority for interpretation of any provisions of the Purchase Plan or of any right to purchase stock granted under the Purchase Plan. All costs and expenses associated with the administration of the Purchase Plan are borne by the Company. In addition, the Purchase Plan provides certain indemnification provisions.

Purchase Periods.    The Purchase Plan is implemented by successive quarterly purchase periods commencing on the first day of each fiscal quarter of the Company during the term of the Purchase Plan (“Purchase Periods”). The Board of Directors may change the frequency and duration of the Purchase Periods under the Purchase Plan by providing at least 15 days advance notice of the change to plan participants.

Eligibility and Enrollment.    Employees of the Company (including officers) that customarily work more than twenty hours a week and more than five months per calendar year are eligible to participate in the Purchase Plan as of the first day of the first Purchase Period after they become eligible to participate in the Purchase Plan. However, no employee is eligible to participate in the Purchase Plan if, immediately after the election to participate, such employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. In addition, no employee is permitted to participate if the rights of the employee to purchase common stock of the Company under the Purchase Plan and all similar purchase plans of the Company or its subsidiaries would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Eligible employees become participants in the Purchase Plan by executing a participation agreement and filing it with the Company’s stock administrator no later than the deadline stated on the participation agreement, and if none is stated, then no later than five days before the Purchase Period for which such participation agreement is intended to be effective. By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of common stock that can be purchased with the compensation withheld during each Purchase Period for which the participant is enrolled. No participant will be eligible to purchase more than 2,500 shares of stock within any Purchase Period.

Payroll Deductions.    The payroll deductions made for each participant may be not less than 1% nor more than 15% of a participant’s compensation. Compensation is defined in the Purchase Plan as the cash remuneration paid to a participant during a Purchase Period that is reported by the Company on Form W-2 for federal income tax reporting purposes (including salary deferrals to the Company’s 401(k) plan and contributions to the Company’s Section 125 cafeteria plan). Compensation includes payments for overtime work and shift differential, incentive compensation, sales commissions, profit sharing payments and other bonuses. Compensation excludes any special payments, such as moving or auto allowances, educational reimbursements, welfare benefits, amounts realized from the exercise, sale, exchange or other disposition of any stock option and premiums for life and disability insurance. Payroll deductions commence with the first paycheck issued during the Purchase Period for which the participant is enrolled and are deducted from subsequent paychecks throughout the Purchase Period unless changed or terminated as provided in the Purchase Plan. The participant may decrease the rate of payroll withholding once during each Purchase Period by filing a new participation agreement. The new rate becomes effective no later than the first day of the second payroll period which begins following the receipt of the new participation agreement. The participant may increase or decrease the rate of payroll withholding for the next Purchase Period by filing a new participation agreement on or before the date specified by the Company’s stock administrator and if none is stated, then no later than five days before the Purchase Period for which the change is to be effective.

The Company maintains a plan account in the name of each participant and credits the amount deducted from compensation to such account. No interest accrues to the money held in the account pending purchase of shares of common stock.

Purchase of Stock; Price.    As of the last day of each Purchase Period, each participant’s accumulated payroll deductions are applied to the purchase of whole shares of common stock at a price which is the lower of (i) 85% of the fair market value per share of the common stock on the first trading day of the Purchase Period or (ii) 85% of the fair market value per share of the common stock on the last trading day of the applicable Purchase Period. The fair market value of the common stock on a given date is defined as the closing price on the immediately preceding trading day as reported by the Nasdaq National Market. In the event that the aggregate number of shares which all participants elect to purchase during a Purchase Period exceeds the number of shares remaining for issuance under the Purchase Plan, the available shares will be ratably divided and any excess cash will be refunded to the participants.

Participants are notified by statements of account as soon as practicable following the end of each Purchase Period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their plan account. Cash balances not attributable to fractional shares are refunded to participants. Certificates representing whole shares are delivered to a brokerage account and kept in such account pursuant to the participation agreement. The shares must be kept in the brokerage account for two years from the date of grant unless sold.

Withdrawal From the Purchase Plan.    Participants may withdraw from participation under the Purchase Plan at any time up to the last day of a Purchase Period by filing the prescribed form with the Company’s stock administrator. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s plan account are refunded in cash, without interest. A participant who has withdrawn from the Purchase Plan shall not be a participant in future Participation Periods unless he or she re-enrolls pursuant to the Purchase Plan’s guidelines.

Termination of Employment.    Termination of a participant’s status as an eligible employee for any reason, including death, is treated as an automatic withdrawal from the Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant’s death prior to the last day of the Purchase Period.

Nontransferability.    The rights or interests of any participant in the Purchase Plan or in any shares or cash to which such participant may be entitled, are not transferable, except as permitted by the Code, by will or by the laws of descent and distribution. An attempt by a participant to transfer an interest in violation of the Purchase Plan is treated as an automatic withdrawal.

Amendment and Termination of the Purchase Plan.    The Board of Directors has the right to amend, modify or terminate the Purchase Plan at any time without notice; provided, however, stockholder approval shall be obtained when required by applicable laws, regulations or rules.

Adjustments Upon Changes in Capitalization.    In the event of a subdivision or consolidation of outstanding shares, the payment of a stock dividend or other increase or decrease in such shares effected without the receipt of consideration by the Company, the aggregate number of shares offered under the Purchase Plan, the number and price of shares which any participant may elect to purchase and the maximum number of shares which a participant may elect to purchase under the Purchase Plan in any Purchase Period, shall be proportionately adjusted. In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Purchase Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each participant has paid towards the stock purchase price shall be refunded.

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to the Company and employees participating in the Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences for participation in this Purchase Plan.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The Purchase Plan is not subject to any provisions of the Employees Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the Participation Period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Participation Period. Any additional gain will be treated as long-term capital gain. If the shares are held for the periods described above, are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary.

New Plan Benefits

The number of future stock purchases under the Purchase Plan is not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. The dollar value of benefits under the Purchase Plan is not determinable because purchase prices for stock purchased under the Purchase Plan are based upon fair market value of the Company’s common stock at the time of the election and purchase by the participant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT

TO THE 1984 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL NO. 3—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2006, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board will consider the vote of the stockholders in making a decision whether to select another registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 27, 2005, with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all current officers and directors as a group. As of July 27, 2005, the Company had 107,870,728 shares of common stock outstanding.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(1)
5% Stockholders
FMR Corp.(2) 82 Devonshire Street, Boston MA 02109	9,471,965	8.8%
Barclays Global Investors N.A.(3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	6,955,016	6.4
Mac-Per-Wolf Company(4) 310 S. Michigan Ave., Suite 2600 Chicago, IL 60604	5,644,672	5.2

Non-Employee Directors
Ken Kannappan(5)	67,750	*
John C. Bolger(6)	85,000	*
Dave Roberson(7)	20,166	*
John Schofield(8)	65,000	*
Ron Smith(9)	19,000	*

Named Executive Officers
Gregory S. Lang(10)	945,536	*
Chuen-Der Lien(11)	318,312	*
Mike Hunter(12)	421,347	*
Jimmy J.M. Lee(13)	320,184	*
Clyde R. Hosein(14)	261,729	*

Daryn Lau(15)	20,857	*

All current Executive Officers and Directors as a Group (18 persons)(16)	3,852,021	3.5

*	Represents less than 1% of the issued and outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 27, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 6024 Silver Creek Valley Road, San Jose, CA 95138.
(2)	Based solely on an amended Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission.
(3)	Based solely on a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission.

(4)	Based solely on a Schedule 13G filed on January 31, 2005 with the Securities and Exchange Commission.
(5)	Represents 1,500 shares beneficially owned by Mr. Kannappan and 66,250 shares subject to options exercisable within 60 days of July 27, 2005.
(6)	Includes 85,000 shares subject to options exercisable within 60 days of July 27, 2005.
(7)	Represents 1,000 shares beneficially owned by Mr. Roberson and 19,166 shares subject to options exercisable within 60 days of July 27, 2005.
(8)	Includes 65,000 shares subject to options exercisable within 60 days of July 27, 2005.
(9)	Represents 1,500 shares beneficially owned by Mr. Smith and 17,500 shares subject to options exercisable within 60 days of July 27, 2005.
(10)	Represents 2,907 shares beneficially owned by Mr. Lang and 942,629 shares subject to options exercisable within 60 days of July 27, 2005.
(11)	Represents 5,888 shares beneficially owned by Mr. Lien, 2,700 shares held of record by Mr. Lien’s son and 309,724 shares subject to options exercisable within 60 days of July 27, 2005.
(12)	Represents 3,574 shares beneficially owned by Mr. Hunter and 417,773 shares subject to options exercisable within 60 days of July 27, 2005.
(13)	Represents 20,173 shares beneficially owned by Mr. Lee and 300,011 shares subject to options exercisable within 60 days of July 27, 2005.
(14)	Represents 4,647 shares beneficially owned by Mr. Hosein and 257,082 shares subject to options exercisable within 60 days of July 27, 2005.
(15)	Represents 857 shares beneficially owned by Mr. Lau and 20,000 shares subject to options exercisable within 60 days of July 27, 2005.
(16)	Includes the shares described in notes 5-15, and an additional 12,579 shares beneficially owned and 1,294,561 shares subject to options exercisable within 60 days of July 27, 2005 held by executive officers not listed in the table.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The report of the Compensation Committee on executive compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

This report is provided by the Compensation Committee of the Board of Directors of the Company to assist stockholders in understanding the objectives and procedures in establishing the compensation of the Company’s Chief Executive Officer, Gregory S. Lang, and other executive officers during fiscal 2005. During the Company’s fiscal year ended April 3, 2005, the Company’s compensation program was administered by the Compensation Committee of the Board of Directors. The role of the Compensation Committee is to review and approve salaries, cash bonuses and other compensation of the executive officers and to administer the Company’s 1994 Stock Option Plan (the “1994 Option Plan”) and 1997 Stock Option Plan (the “1997 Option Plan”), including review and approval of stock option grants under the 1994 Option Plan to the executive officers. Executive officers are not eligible for stock option grants under the 1997 Option Plan. During this past fiscal year, the Compensation Committee was initially composed of three independent, non-employee directors, Messrs. Faggin, Roberson and Schofield. Another independent, non-employee director, Mr. Kannappan, was appointed to the Compensation Committee to replace the retiring Mr. Faggin in September 2004.

Compensation Philosophy

The Compensation Committee believes that the compensation of the Company’s executive officers should be:

•	competitive in the marketplace;

•	directly linked to the executive officer’s performance;

•	directly linked to the Company’s profitability and to the value of the Company’s common stock; and

•	sufficient to attract, retain and motivate well-qualified executives who will contribute to the long-term success of the Company.

Each year, the Company’s Human Resources Department develops executive compensation data from a nationally recognized survey (“Compensation Survey”) for a group of similar size high technology companies and provides this data to the Compensation Committee. The factors used to determine the participants in the Compensation Survey include annual revenue, industry, growth rate and geography. The Company’s executive level positions, including the Chief Executive Officer, were matched to comparable Compensation Survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. Practices of such companies with respect to stock option grants are also reviewed and compared.

In preparing the performance graph for this Proxy Statement, the Company used the S&P Electronics (Semiconductors) Index (“S&P Index”) as its published line of business index. The companies in the Compensation Survey were substantially similar to the companies contained in the S&P Index. Approximately one-half of the companies included in the Compensation Survey group are included in the S&P Index. The remaining companies included in the Compensation Survey group were believed to be relevant because they compete for executive talent with the Company. In addition, certain companies included in the S&P Index were excluded from the Compensation Survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

This competitive market data, along with the Company’s general knowledge of compensation trends in the Compensation Survey group, is reviewed for each executive officer each year with the Chief Executive Officer and with the Compensation Committee. In addition, each executive officer’s performance for the last fiscal year is reviewed, together with the executive’s responsibility level and the Company’s fiscal performance.

Key Elements of Executive Compensation

The Company’s executive compensation program consists of cash and equity-based components. Base pay and, if warranted, an annual bonus and a semi-annual award under the Company’s profit sharing plan constitute the cash components. Grants of stock options under the Company’s 1994 Option Plan comprise the equity-based component. The Vice President of Sales is also eligible to receive a sales-based bonus, which is paid quarterly.

Cash Components.    Cash compensation is designed to fluctuate with Company performance. In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels; when financial performance is below goal, cash compensation is designed generally to be below average competitive levels. Essentially, this is achieved through the cash bonus and profit sharing plan awards, which fluctuate principally with profitability.

Base Pay:    Base pay guidelines are established for executive officers after a review of Compensation Survey data referred to above, adjusted to reflect changes in compensation trends since the Compensation Survey was prepared. Individual base pay within the guidelines is based on sustained individual performance toward achieving the Company’s goals and objectives. Executive salaries are reviewed annually.

Bonus Pay:    The Company’s bonus policy is to pay an annual cash bonus to certain executive officers and other key employees based on the operating income of the Company and the employee’s individual performance. Payment of bonuses is usually made in the first quarter of each fiscal year for performance during the previous fiscal year. The amount of each bonus is determined by the Chief Executive Officer, subject to the approval of the Compensation Committee. The aggregate amount of all bonuses paid for any single fiscal year may not exceed 6% of operating income for the year.

Profit Sharing Pay:    Profit sharing pay is comprised of two components: a cash payment made directly to eligible employees, and a cash contribution made directly to eligible employees’ 401(k) Savings Plan accounts. The Board of Directors determines the amount of annual Profit Sharing to be paid. Profit sharing payments and 401(k) Savings Plan contributions are made semi-annually. An employee’s cash profit sharing payment is determined by taking that portion of total funds available for distribution equal to such employee’s base pay divided by the aggregate base pay of all participating employees. An employee’s profit sharing 401(k) Savings Plan contribution is determined on a per capita basis, with all participating employees eligible to receive the same amount.

Deferral of Pay:    The Company maintains a non-qualified deferred compensation plan. Under this plan, certain key employees may defer a portion of their base, bonus and profit sharing pay. Participants direct the investment of their account balances among mutual funds available under the plan.

Equity-Based Component.    Stock options are an essential element of the Company’s executive compensation package. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on appreciation of the Company’s stock.

During fiscal 2005, the Compensation Committee made stock option grants to certain executives. See “Executive Compensation—Option Grants in Fiscal 2005.” Stock options typically have been granted to executive officers when the executive first joins the Company, and annually thereafter in connection with significant changes in responsibilities, and, occasionally, to achieve equity within a peer group. In some cases, stock options are awarded to provide incentives to certain employees to attain or help the Company attain specified goals. The number of shares subject to each stock option granted takes into account or is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group, prior option grants to the executive officer and the level of vested and unvested options. The purpose of these options is to provide greater incentive to those officers to continue their employment with the Company and to strive to increase the value of the Company’s common stock following the date of grant. Except as otherwise provided by the Compensation Committee, these options generally vest as to 25% of the total shares within one (1) year after the date of grant and then monthly over the next three (3) years.

Fiscal 2005 CEO Compensation

In evaluating the compensation of Mr. Lang, President and Chief Executive Officer of the Company, for services rendered in fiscal 2005, the Compensation Committee examined both quantitative and qualitative factors. In looking at quantitative factors, the Compensation Committee reviewed the Company’s fiscal 2004 financial results and compared them with the Company’s financial results in prior periods and with the benchmark companies in the Compensation Survey. The Compensation Committee reviewed the Company’s financial performance for fiscal 2004, the Company’s increase in earnings per share in fiscal 2004, the Company’s increase in revenues for fiscal 2004, and other factors. The Compensation Committee did not apply any specific quantitative formula which could assign weights to those performance measures or establish numerical targets for any given factor.

Based on the foregoing, the factors considered in determining the sizes of the stock option awards discussed above and certain other incentives that the Compensation Committee wished to provide to Mr. Lang, the Committee made the following determinations with respect to Mr. Lang’s compensation for fiscal 2005:

In fiscal 2005, Mr. Lang’s base salary was increased five percent from $350,002 to $367,494. Mr. Lang also received a performance bonus of $100,000 during fiscal 2005. During fiscal 2005, Mr. Lang was granted a total of 131,250 new stock options.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its compensation programs will generally satisfy the requirements for deductibility of all cash and stock-related incentive compensation to be paid to the Company’s executive officers under Section 162(m). However, the Compensation Committee considers one of its primary responsibilities to be providing a compensation program that will attract, retain and reward executive talent necessary to maximize stockholder returns. Accordingly, the Compensation Committee believes that the Company’s interests are best served in some circumstances to provide compensation (such as salary and perquisites) which might be subject to the tax deductibility limitation of Section 162(m).

COMPENSATION COMMITTEE

Ken Kannappan	Dave Roberson	John Schofield

REPORT OF AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

During fiscal 2005, the Audit Committee was initially comprised of three independent, non-employee directors, Messrs. Bolger, Kannappan and Roberson. Mr. Smith, also an independent, non-employee director, was appointed to replace, and did replace, Mr. Kannappan in September, 2005. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on our website at www.idt.com.

The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, the audit of management’s assessment of the Company’s internal control over financial reporting and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements for the fiscal year ended April 3, 2005 with management and the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed and reviewed with the independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independence of the registered public accounting firm consistent with Independence Standards Board No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that might impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

Fees Billed to Company

The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended April 3, 2005 and March 28, 2004 were as follows:

(in thousands)	Fiscal Year 2005	Fiscal Year 2004
Audit fees(1)	$1,485	$590
Audit–related fees(2)	15	0
Tax fees(3)	218	150
All other fees(4)	3	2

Total fees	$1,721	$742

(1)	Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, the audit of management’s assessment of the Company’s internal control over financial reporting and the audit of the Company’s internal control over financial reporting, as well as statutory audit services which amounted to $124 thousand and $99 thousand in fiscal years ended 2005 and 2004, respectively.

(2)	Primarily services rendered in connection with mergers and acquisitions.
(3)	Consists of tax filing and tax-related compliance and other advisory services.
(4)	The Company incurred no financial information systems design and implementation fees in fiscal years ended 2005 or 2004.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP compatible with maintaining the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John C. Bolger	Dave Roberson	Ron Smith

EXECUTIVE COMPENSATION

The following table shows certain information concerning the compensation of each of the Company’s Chief Executive Officer and the Company’s four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 2005, and Daryn Lau, the Company’s former Vice President, Serial Switching Division, for services rendered in all capacities to the Company for the fiscal years ended 2005, 2004 and 2003 (together, the “Named Executive Officers”). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company did not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)(2)		Shares Underlying Options(#)		All Other Compensation($)(3)
Gregory S. Lang President and Chief Executive Officer(4)	2005 2004 2003	$365,476 350,002 320,780	$105,080 — —	$	— — 16,285	131,250 189,560 341,750		$66,585 59,753 22,195

Chuen-Der Lien Vice President and Chief Technical Officer	2005 2004 2003	264,121 258,398 258,398	3,702 809 1,190		— — —	71,061 295,692 91,433	(8) (7)	26,394 9,095 42,561

Mike Hunter Vice President, Worldwide Manufacturing	2005 2004 2003	267,918 262,122 262,122	3,755 817 1,201		— — —	72,000 381,754 110,000	(9) (7)	3,227 1,545 1,561

Jimmy J. M. Lee Vice President, Timing Solutions and Telecom	2005 2004 2003	251,741 237,058 237,058	3,476 739 1,087		* * *	70,395 292,753 90,000	(10) (7)	4,227 9,595 1,561

Clyde R. Hosein Vice President, Chief Financial Officer(5)	2005 2004 2003	248,512 240,011 5,539	3,466 — 50,000		* * —	70,000 195,000 180,000		3,227 800 —

Daryn Lau Vice President, Serial Switching Division(6)	2005 2004 2003	163,572 N/A N/A	144,242 N/A N/A		* N/A N/A	80,000 N/A N/A		1,781 N/A N/A

*	Does not exceed reporting thresholds for perquisites and other personal benefits.
(1)	Amounts listed in this column for fiscal 2005, 2004 and 2003 include cash paid under the Company’s Profit Sharing Plan; performance bonus of $100,000 for Mr. Lang (2005); hire-on bonus of $50,000 to Mr. Hosein (2003); and a retention payment of $144,242 for Mr. Lau as part of the Company’s acquisition of ZettaCom, Inc. (2005).
(2)	The amounts reflected in this column represent a relocation allowance for Mr. Lang (2003).
(3)	Amounts listed in this column represent the Company’s matching and profit sharing contributions to individual 401(k) accounts of the Named Executive Officers; commuting-related expenses of $66,585, $59,753, and $22,195 for Mr. Lang (2005, 2004 and 2003); tenure awards of $8,000 for Mr. Lee (2004) and $6,000 for Mr. Lien (2003); and patent awards of $1,000 for Mr. Lee (2005) and $23,167, $7,550, and $35,000 for Mr. Lien (2005, 2004 and 2003).
(4)	Mr. Lang was appointed President in October, 2001, and Chief Executive Officer in January, 2003.
(5)	Mr. Hosein joined the Company as Chief Financial Officer in March, 2003.
(6)	Mr. Lau resigned as Vice President, Serial Switching Division in May, 2005.

(7)	Options tendered in connection with the Company’s Stock Option Exchange Program and cancelled by the Company in December 2002.
(8)	Includes 90,774 new options granted during fiscal 2004 and 204,918 replacement options granted in connection with the Company’s Stock Option Exchange Program.
(9)	Includes 110,000 new options granted during fiscal 2004 and 271,754 replacement options granted in connection with the Company’s Stock Option Exchange Program.
(10)	Includes 90,000 new options granted during fiscal 2004 and 202,753 replacement options granted in connection with the Company’s Stock Option Exchange Program.

Option Grants in Fiscal 2005

The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 2005. In addition, there are shown the hypothetical gains or “option spreads” that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

Option Grants in Fiscal 2005 and Potential Realizable Values

Individual Grants
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees In Fiscal 2005	Exercise Price ($/Share)(3)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Gregory S. Lang	87,500 43,750	2.4 1.2	$12.48 11.95	5/15/11 5/15/11	$444,143 194,964	$1,034,888 448,208

Chuen-Der Lien	33,750 457 500 395 395 500 457 457 33,750 400	0.9 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.9 0.0	12.48 10.96 10.00 12.66 12.66 10.00 10.96 10.96 11.95 12.53	5/15/11 7/15/11 10/15/11 2/15/12 2/15/12 10/15/11 7/15/11 7/15/11 5/15/11 3/15/12	171,312 2,039 2,036 2,036 2,036 2,036 2,039 2,039 150,401 2,040	399,171 4,752 4,744 4,744 4,744 4,744 4,752 4,752 345,760 4,755

Mike Hunter	36,000 36,000	1.0 1.0	12.48 11.95	5/15/11 5/15/11	182,733 160,428	425,783 368,811

Jimmy J. M. Lee	35,000 35,000 395	0.9 0.9 0.0	12.48 11.95 12.66	5/15/11 5/15/11 2/15/12	177,657 155,971 2,036	413,955 358,566 4,744

Clyde R. Hosein	35,000 35,000	0.9 0.9	12.48 11.95	5/15/11 5/15/11	177,657 155,971	413,955 358,566

Daryn Lau	40,000 40,000	1.1 1.1	13.95 11.95	5/10/11 5/10/11	227,162 177,814	529,384 408,632

(1)

Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in our common stock over the term of the option, and (ii) for the 10% column, a ten-percent annual rate of appreciation in our common stock over the term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The amounts in this table may not be achieved.

(2)	The options shown in the table are non-qualified stock options that vest 25% within one (1) year after the date of the grant, and thereafter in thirty six (36) monthly equal installments. The terms of the 1994 Stock Option Plan provide that these options may become exercisable in full in the event of a change in control (as defined in the 1994 Stock Option Plan).
(3)	All stock options are granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of shares already owned and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

Option Exercises in Fiscal 2005

The following table shows the number of shares of common stock acquired by each of the Named Executive Officers upon the exercise of stock options during fiscal 2005, the net value realized upon exercise, the number of shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of April 3, 2005, and the value of such options based on the closing price of the Company’s common stock at fiscal year-end of $11.73.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

	Shares Acquired on Exercise(#)	Valued Realized(1)	Number of Shares Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options At Fiscal Year-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory S. Lang	-0-	$-0-	774,199	410,236	$188,602	$111,757

Chuen-Der Lien	96,000	512,205	340,024	151,729	865,080	49,392

Mike Hunter	4,750	23,729	438,162	169,342	912,093	55,969

Jimmy J.M. Lee	-0-	-0-	338,181	150,039	738,478	45,794

Clyde R. Hosein	-0-	-0-	186,874	258,126	325,506	325,944

Daryn Lau	-0-	-0-	-0-	80,000	-0-	-0-

(1)	“Value Realized” represents the aggregate sales price less the aggregate exercise price.
(2)	These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized, and are based on the positive spread between the respective exercise prices of outstanding options and $11.73, the closing price of the Company’s common stock on April 1, 2005, the last day of trading for fiscal 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of April 3, 2005 for all of the Company’s equity compensation plans, including the 1984 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1994 Directors Stock Option Plan, 1997 Stock Option Plan and the 2004 Equity Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column(a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	6,371,000		$12.33		4,862,000	(1)(5)

Equity compensation plans not approved by security holders(2)(3)(4)	12,882,000		13.37		6,560,000	(5)

Total	19,253,000	(5)	13.03	(5)	11,422,000

(1)	Includes 1,553,000 shares remaining available for future issuance under the Company’s 1984 Employee Stock Purchase Plan, 809,000 shares remaining available under the 1994 Stock Option Plan and 2,500,000 shares remaining available under the 2004 Equity Plan. The 1994 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and regrant options with a lower exercise price.
(2)	Consists of shares issuable under our 1997 Stock Option Plan, which does not require the approval of and has not been approved by our stockholders. See the description below of the 1997 Stock Option Plan. The 1997 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and regrant options with a lower exercise price.
(3)	In connection with the Company’s acquisition of Quality Semiconductor, Inc. (“QSI”) in May, 1999, the Company assumed options held by former employees and consultants of QSI under the QSI 1989 Stock Option Plan, the QSI 1995 Stock Option Plan and the QSI Directors’ Stock Option Plan exercisable for approximately 1,037,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase approximately 18,000 shares of Company common stock were outstanding as of April 3, 2005. These remaining outstanding options have a weighted average exercise price of $3.27 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(4)	In connection with the Company’s acquisition of Newave Semiconductor Corporation (“Newave”) in April, 2001, the Company assumed options held by former employees and consultants of Newave under the Newave 1997 Stock Option Plan and the Amended and Restated Newave Shanghai Stock Option Plan exercisable for approximately 470,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase approximately 177,000 shares of Company common stock were outstanding as of April 3, 2005. These remaining outstanding options have a weighted average exercise price of $11.07 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(5)	As of the Record Date, shares available for grant under the 1994 Stock Option Plan were 545,420, shares available for grant under the 1997 Stock Option Plan were 6,026,444 and shares available for grant under the 2004 Equity Plan were 2,500,000. Further, options outstanding as of this date were 18,739,418, the weighted average exercise price was $13.37, and the weighted average term to expiration was 4.68 years.

Description of the 1997 Stock Option Plan

Below is a summary of the principal provisions of the Company’s 1997 Stock Option Plan (the “1997 Plan”), which summary is qualified in its entirety by reference to the full text of the 1997 Plan.

In October 1997, the Board of Directors of the Company adopted the 1997 Plan. 2,500,000 shares of common stock were originally reserved for issuance under the 1997 Plan. From time to time, the Board of Directors has approved increases in the number of shares reserved for issuance under the 1997 Plan. Most recently, in April 2003, the Board of Directors approved an increase in the number of shares of common stock issuable under the 1997 Plan by 3,000,000 shares to 23,500,000 shares. As of the Record Date, 6,026,444 shares of common stock were available for issuance under the 1997 Plan. The 1997 Plan does not require and has not been approved by the Company’s stockholders.

Purpose.    The purpose of the 1997 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its affiliates, by offering them an opportunity to participate in the Company’s future performance through awards of stock options.

Plan Terms.    The 1997 Plan provides for the grant of non-qualified stock options (“NSOs”) to employees and consultants of the Company and its affiliates. Officers and members of the Board of Directors of the Company who are subject to Section 16 of the Securities Exchange Act of 1934 are not eligible to participate in the 1997 Plan. Also, consultants must render bona fide services to the Company or an affiliate not in connection with the offer and sale of securities in a capital-raising transaction in order to be eligible to participate in the 1997 Plan.

The purchase price of the common stock issuable pursuant to options granted under the 1997 Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the common stock as reported by the Nasdaq National Market on the trading day immediately preceding the date of grant. If any option is forfeited or terminates for any reason before being exercised, then the shares of common stock subject to such option shall again become available for future awards under the 1997 Plan.

The maximum number of shares with respect to which a stock option may be granted under the 1997 Plan during a fiscal year to any person is 300,000 shares.

Plan Administration.    The 1997 Plan is administered, subject to its terms, by the Compensation Committee, whose members are designated by the Board of Directors. The members of the Compensation Committee, Ken Kannappan, John Schofield and Dave Roberson, are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms and conditions of the 1997 Plan, the Compensation Committee, in its discretion, designates those individuals who are to be granted options, the number of shares for which an option or options will be awarded, the exercise price of the option, the periods during which the option may be exercised and other terms and conditions of the option. The interpretation or construction by the Compensation Committee of any provision of the 1997 Plan or of any option granted under it is final and binding on all optionees.

Stock Option Agreements.    Each option grant is evidenced by a written stock option agreement adopted by the Compensation Committee. Each option agreement states when and the extent to which options become exercisable, and the agreements need not be uniform. Options granted under the 1997 Plan may not have a term of more than ten years. Options expire on the first to occur of the expiration of the term of the option, or sooner following an optionee’s termination of employment or service with the Company. Options granted under the 1997 Plan generally have seven year terms and vest 25% within the first year and the remaining shares vest monthly over three years such that the options are 100% vested within the fourth year. Options granted under the 1997 Plan are also subject to accelerated vesting in the event of certain corporate transactions as described below. The exercise price may be paid in cash or check or, at the discretion of the Compensation Committee, by delivery of fully paid shares of common stock of the Company that have been owned by the optionee for more than six months, by waiver of compensation due or accrued to an optionee for services rendered, through a “same day sale” or “margin commitment” with a broker-dealer that is a member of the National Association of Securities Dealers, or by any combination of the foregoing.

Termination of Employment or Service.    Options granted under the 1997 Plan terminate three months after the optionee ceases to be employed by or to provide services to the Company unless (i) the termination of employment or service is due to permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within 12 months of termination to the extent the option was exercisable on the date of termination; (ii) the optionee dies while employed by or providing services to the Company or within three months after termination of employment or service, in which case the option may, but need not, provide that it may be exercised at any time within 18 months after death to the extent the option was exercisable on the date of death; or (iii) the option by its terms specifically provides for a longer period (which period may not exceed five years). In no event will an option be exercisable after the expiration date of the option.

Amendment and Termination.    The Board of Directors may at any time terminate or amend the 1997 Plan. Rights and obligations under any award granted before amendment shall not be materially changed or adversely affected by such amendment except with the consent of the optionee. The 1997 Plan will continue in effect until October 2007, subject to earlier termination by the Board of Directors.

Accelerated Vesting.    In the event of (i) a merger or acquisition in which the Company is not the surviving entity (except for a transaction to change the state in which the Company is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (iii) any other corporate reorganization or business combination in which the beneficial ownership of 50% or more of the Company’s voting stock is transferred, all options outstanding under the 1997 Plan shall become fully exercisable immediately before the effective date of the transaction. Options will not become fully exercisable, however, if and to the extent that options are either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. Upon the effective date of such transaction, all options outstanding will terminate and cease to be exercisable, except to the extent they were previously exercised or assumed by the successor corporation or its parent. In the event of (i) a tender or exchange offer that is not recommended by the Company’s Board of Directors for 25% or more of the Company’s voting stock by a person or related group of persons other than the Company or an affiliate of the Company or (ii) a contested election for the Board of Directors that results in a change in a majority of the Board within any period of 24 months or less, all options outstanding under the 1997 Plan will become fully exercisable 15 days following the effective date of such event; provided, however, that options granted on or after March 31, 2003 shall become fully exercisable 15 days before such event. In either event, all options outstanding under the 1997 Plan will remain exercisable until the expiration or sooner termination of the option term specified in the option agreement.

Adjustments Upon Changes in Capitalization.    If the number of shares of common stock outstanding is changed by a stock dividend, stock split, reverse stock split, recapitalization, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or by certain types of acquisitions of the Company, the Compensation Committee will make appropriate adjustments in the aggregate number of securities subject to the 1997 Plan and the number of securities and the price per share subject to outstanding options. In the event of the proposed dissolution or liquidation of the Company, the Board of Directors must notify optionees at least 15 days before such proposed action. To the extent that options have not previously been exercised, such options will terminate immediately before consummation of such proposed action.

Nontransferability.    The rights of an optionee under the 1997 Plan are not assignable by such optionee, by operation of law or otherwise, except by will or the applicable laws of descent and distribution or in the event of an optionee’s divorce or dissolution of marriage. Options granted under the 1997 Plan are exercisable during the optionee’s lifetime only by the optionee or the optionee’s guardian or legal representative.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the S&P 500 Index and the S&P Electronics (Semiconductors) Index for a period of five fiscal years. The Company’s fiscal year ends on a different day each year because the Company’s year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the amounts shown below are based on a March 31 fiscal year end. “Total return,” for the purpose of this graph, assumes reinvestment of all dividends.

The Company’s stock price performance shown in the following graph is not necessarily indicative of future stock price performance.

	Cumulative Total Return
	3/00	3/01	3/02	3/03	3/04	3/05
Integrated Device Technology, Inc.	100.00	74.73	83.89	20.04	37.85	30.36
S&P 500 Index	100.00	78.32	78.51	59.07	79.82	85.16
S&P Electronics (Semiconductor) Index	100.00	37.89	41.20	21.24	36.45	30.89

The Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Company has a Compensation Committee of the Board of Directors. During fiscal 2005, this Committee was first comprised of Messrs. Federico Faggin, Dave Roberson and John Schofield and thereafter Messrs. Ken Kannappan, Dave Roberson and John Schofield, all of whom are non-employee directors. This Committee makes decisions regarding option grants to employees including executive officers. No interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2005.

EMPLOYMENT CONTRACTS

The Company has entered into Change of Control Agreements with each of Mike Hunter, Jimmy J. M. Lee, Chris Schott, Chuen-Der Lien, Brian Boisserée, and Michael Miller (as of January 27, 2000), Gregory Lang (originally as of October 1, 2001 and updated as of January 1, 2003), James Laufman (as of July 31, 2002), Philip Bourekas (as of October 1, 2002), Thomas Brenner (as of October 25, 2002), and Clyde Hosein and Scott Sarnikowski (as of March 14, 2003). The agreements are coterminous with the employee’s employment with the Company. In the event of a termination of employment of any of the employees without cause within two years after a change of control of the Company, the agreements provide generally for lump sum severance payments of from twelve to twenty-four months monthly salary, as well as a prorated bonus payment and continued health benefits for the same period. The agreements also provide that the vesting of outstanding option and restricted stock will become accelerated by two years upon a change of control. The agreements provide that benefits may be limited in the event their payment results in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, as amended.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Amended and Restated Bylaws of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS AND

ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43010, Providence, RI 02940-3010, (816) 843-4299. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission an Annual Report on Form 10-K. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) with Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the Securities and Exchange Commission (including exhibits) may also be accessed without charge through the Company’s investor relations website at: www.idt.com.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ Clyde R. Hosein
Clyde R. Hosein Secretary

Dated: July 29, 2005

Santa Clara, California

INTEGRATED DEVICE TECHNOLOGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 15, 2005

The undersigned hereby appoints Gregory S. Lang and Clyde R. Hosein, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 15, 2005, at 9:30 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

See Reverse

Side

☒ Please mark your choices like this

ACCOUNT NUMBER	COMMON

1. ELECTION OF CLASS III DIRECTORS	FOR ☐	WITHHELD FOR ALL ☐	2.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S 1984 EMPLOYEE STOCK PURCHASE PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR the nominees for election and FOR Proposals 2 and 3. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Nominees:	Ken Kannappan John Schofield Ron Smith		3.	RATIFICATION OF SELECTION OF PRICEWATERHOUSE-COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated: _____________________________, 2005

________________________________________

________________________________________

Signature(s)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Instruction:	To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.